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                        SUBSIDIARIES OF THE REGISTRANT

College Bound Student Alliance, Inc. has the following subsidiaries:

1. College Bound Student-Athletes, Inc., a Wisconsin corporation which does business under that name.

2. College Foundation Planners, Inc., a California corporation which does business under that name.